Exhibit 99.1

DCP MIDSTREAM, LLC AND DCP MIDSTREAM PARTNERS, LP ANNOUNCE
VICE PRESIDENT AND CONTROLLER
DENVER, April 10, 2014 - DCP Midstream Partners, LP (NYSE: DPM) (the Partnership) and DCP Midstream, LLC (DCP Midstream), the owner of the general partner of the Partnership, announced that Richard A. Loving, currently senior director of marketing and fixed asset accounting, has been promoted to vice president and controller of DCP Midstream and DCP Midstream GP, LLC, the general partner of the Partnership.
"We are pleased with the tremendous bench strength of leadership within the DCP enterprise and are proud to promote Rich to lead the controller function for the enterprise. Rich will ensure our continued focus on strong financial execution,” said Sean O’Brien, chief financial officer and group vice president for the DCP enterprise.
Richard A. Loving
Loving is currently responsible for corporate, gathering processing and marketing accounting as well as SEC reporting. He has served in roles of increasing responsibility with DCP Midstream including senior director of both corporate accounting and marketing and fixed asset accounting since joining DCP Midstream in 2009. Prior to this, Loving served as director of technical accounting and SEC reporting for DISH Network. Loving is a licensed certified public accountant in Pennsylvania.

MEDIA CONTACT:	Lisa Newkirk
Phone:	303-605-1837
24-Hour:	303-829-1953
Websites:	www.dcpmidstream.com
www.dcppartners.com
ABOUT DCP MIDSTREAM, LLC
DCP Midstream, LLC leads the midstream segment as the largest natural gas processor, the largest natural gas liquids producer and one of the largest marketers in the U.S. DCP Midstream operates in 18 states across major producing regions. The company is a 50:50 joint venture between Phillips 66 and Spectra Energy. It owns the general partner of DCP Midstream Partners, LP (NYSE: DPM), a master limited partnership, and provides operational and administrative support to the partnership. DCP Midstream is the largest oil and gas company and the largest private company in Denver, the city of its headquarters, and is the Top Company Winner for Energy/Natural Resources in Colorado as recognized by ColoradoBiz. For more information, visit the DCP Midstream website at www.dcpmidstream.com.

ABOUT DCP MIDSTREAM PARTNERS, LP
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, or the General Partner, which is wholly-owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.